Annual Shareholder Meeting Results:

The Fund held its annual meeting of shareholders on April 23, 2008, (Annual Meeting). Shareholders voted to elect as new Directors of the Fund Hans W. Kertess, Chairman of the Board of Directors, Paul Belica,
Robert E. Connor, John J. Dalessandro II, John C. Maney, William B. Ogden, IV and R. Peter Sullivan III as Directors indicated below:


							   Withheld
					   Affirmative	   Authority	Against
Class I Directors:
to elect John J. Dalessandro II
to serve until 2010 			     10,377,762     289,099 	     0
to elect William B. Ogden, IV
to serve until 2010 			     10,383,838     283,023 	     0

Class II Directors:
to elect Hans W. Kertess
to serve until 2011 			     10,382,756     284,105 	     0
to elect John C. Maney
to serve until 2011 			     10,384,154     282,707 	     0
to elect R. Peter Sullivan III
to serve until 2011 			     10,382,838     284,023 	     0

Class II Directors:
to elect Paul Belica
to serve until 2009 			     10,376,844     290,017 	     0
to elect Robert E. Connor
to serve until 2009 			     10,378,762     288,099 	     0

Also at the Annual Meeting, the Shareholders voted to approve the following other proposals:

Proposal 1:
To approve an Investment Management Agreement
between the Fund and Allianz Global
InvestorsFund Management LLC (AGIFM).	     6,045,935      163,666      57,187

Proposal 2:
Contingent on the approval of Proposal I above,
to approve a Portfolio Management Agreement
between AGIFM and Pacific Investment
Management Company LLC (PIMCO) 	     6,045,102 	   160,586  	161,101